                                                            Part C Exhibit 24.11

                      CONSENT OF INDEPENDENT ACCOUNTANTS
                      ----------------------------------



We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 18 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 21, 1997, relating to the financial statements and financial highlights appearing in the December 31, 1996 Annual Report to Shareholders of The Govett Funds, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Management of the Funds" in the Statement of Additional Information.



PRICE WATERHOUSE LLP
Boston, MA
June 23, 1997